UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No.    )

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☐	Soliciting Material Pursuant to § 240.14a-12

INTERNATIONAL GAME TECHNOLOGY
(Name of Registrant as Specified In Its Charter)

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News Release

International Game Technology Files Definitive Proxy Materials

Sends Letter to Shareholders Highlighting the Company’s Successful Execution of its Strategic Plan and Strong 2013 Fiscal First Quarter Financial Results

Board of Directors Reiterates Recommendation that Shareholders Vote FOR IGT’s Experienced Directors

Annual Meeting of Shareholders Scheduled for March 5, 2013

LAS VEGAS—January 23, 2013— International Game Technology (NYSE: IGT) (“IGT” or “the Company”), a global leader in casino gaming entertainment and systems technology, today announced that it has filed its definitive proxy statement with the U.S. Securities and Exchange Commission (“SEC”) and has commenced mailing proxy materials to IGT shareholders.

IGT also today announced the date and location of its Annual Meeting of Shareholders, which will be held on Tuesday, March 5, 2013 at 7:30 am PT at Canyon Gate Country Club, Las Vegas, NV.

In the letter mailed to shareholders, the Board describes IGT’s successful implementation of its strategic plan, which is designed to address the economic and industry trends that have fundamentally changed the gaming industry. The Board and management team believe that this comprehensive strategy has taken hold, as evidenced by the Company’s outstanding 2013 fiscal first quarter results announced yesterday.

The letter also reiterates the Board’s unanimous recommendation that IGT shareholders vote for the eight highly-qualified incumbent directors standing for reelection at Company’s 2013 Annual Meeting of Shareholders on the WHITE proxy card.

The full text of the IGT Board’s letter is below:

Dear Fellow Shareholders:

You have an opportunity to help determine the future of your investment in IGT. We are writing to you to make sure you have all the facts before you vote in connection with the 2013 Annual Meeting of Shareholders on March 5, 2013. The significant progress IGT has made is at stake – your vote is essential to keeping your company on the right track.

Your Board is comprised of eight highly qualified and experienced directors – Paget L. Alves, Janice Chaffin, Greg Creed, Patti S. Hart, Robert J. Miller, David E. Roberson, Vincent L. Sadusky and Philip G. Satre. The IGT Board recommends that you vote FOR all of IGT’s directors by telephone, Internet or by signing, dating and returning the enclosed WHITE proxy TODAY.

News Release

     The Board and management team remain confident that the interests of shareholders will be best served by IGT’s continued focus on its growth strategy, which is positioning IGT for long-term success and significant shareholder value creation. The Company has been delivering strong and improving financial results, and has returned a total of $546 million to IGT shareholders over the past 12 months. The Board believes that the Company’s robust fiscal 2013 first quarter is another powerful indication that the IGT strategy is paying off.

IGT’s New Leadership Anticipated Fundamental Changes in the Marketplace and Took Action

Our industry has changed dramatically in the past five years, and IGT’s Board and senior leadership team have anticipated and taken proactive steps to benefit from nascent trends.

In 2009, IGT’s Board recognized that the gaming industry was in the midst of a significant change, and that transformative leadership and action were necessary for IGT to not only maintain its industry leadership, but to position itself to rebuild shareholder value and return capital to its shareholders.

Your Board instituted new corporate governance policies, engaged qualified and experienced leadership and developed a growth strategy that has allowed IGT to adapt to new technologies and changing industry dynamics. Today, your eight-member Board includes seven independent directors and has been further enhanced by the separation of the Chairman and CEO roles, and the appointment of an independent Chairman of the Board. This month, Casino Journal published an evaluation by HVS Executive Search of corporate governance practices at public gaming companies. That evaluation, recognizing the effectiveness of the Board’s best practices, ranked IGT’s Board of Directors second out of 32 gaming companies for Board performance in 2012.[1]

This Board and senior leadership team have anticipated and faced head-on the economic and industry trends that have fundamentally changed the gaming industry, including:
•	Broad decline in domestic gross gaming revenue;
•	Sharp downturn in new casino openings;
•	Conservative spending from casino patrons and, in turn, casino operators, which led to a decrease in replacement demand, particularly on “the Strip”;
•	Increase in competition within the marketplace, born from the boom years of 1993 through 2008; and
•	Emergence of online and social gaming.

Your Board and Management Team Are Implementing a Comprehensive Strategy to Enhance IGT’s Competitive Position in This Rapidly Changing Market

Given the changing marketplace conditions, IGT’s new Board and management team recognized that IGT could not rely primarily on industry growth, including new casino openings, for its future success. The Board and management team developed a comprehensive new strategy and began the process of implementing it across the organization. Among other things, since 2009, IGT has:

[1] Kefgen, K., & Boone, J., & Singe, M. (2013, January). Active Approach. Casino Journal. 16-20. Permission to refer to this source neither sought nor obtained.

News Release

•	Implemented an enhanced content strategy, leveraging our best-in-class content across the most dynamic portfolio of gaming platforms in the industry - offering games to anyone, anywhere, anytime;
•	Leveraged its culture of innovation, introducing sbX, Cloud, Advantage Systems enhancements, joy stick play and SoundSync, among others;
•	Expanded internationally, increasing its presence in Macau, Italy, South Africa, Latin America and the UK;
•	Identified adjacent growth business opportunity in social casino gaming, leveraging IGT’s core business content and setting the stage for future growth;
•	Conducted a thorough examination of its internal infrastructure, workforce and cost structure, streamlining operations to enhance efficiency and decision making and to reduce expenses;
•	Refinanced over $2.2 billion in short-term indebtedness improving IGT’s liquidity and financial stability, and preserving its investment grade rating; and
•	Initiated a global restructuring of its sales organization to enable it to effectively serve customers in a changed economic environment.

These strategic changes, along with many others, transformed IGT into a leaner, more competitive organization. As a result, IGT is delivering industry-leading, content-driven products to its customers, establishing new revenue channels, delivering strong financial performance and returning capital to shareholders. The Board believes that the continued implementation of its strategy is in the best interests of our shareholders.

IGT’s Excellent Fiscal 2013 First Quarter Results Highlight That Its Comprehensive Strategy Is Taking Hold

On January 22, 2013, IGT reported terrific fiscal 2013 first quarter financial results, building upon the momentum established in fiscal 2012. This sustained strength in financial performance and effective and efficient day to day management of the business demonstrates the ongoing success of IGT’s strategy. Overall, we are pleased that:

•	Core products continue to perform, shipping more units in this quarter than in any first quarter in four years;
•	Gaming operations franchise is generating healthy profits, despite a challenging environment; and
•	Social gaming on IGT’s DoubleDown platform is adding to top line growth by leveraging IGT content like DaVinci Diamonds, Cleopatra and Wolf Run.

Financial highlights from IGT’s fiscal 2013 first quarter as compared to the fiscal 2012 first quarter include:
•	Total revenues increased 19% to $530 million;
•	North America product sales revenue increased 54%;
•	Gaming Operations gross margins rose 63%;
•	Adjusted earnings per share from continuing operations[2] increased 65% to $0.28;
•	Sold 5,100 North America replacement units, up 82%; and
•	Social Gaming revenues increased 15% sequentially from the fiscal fourth quarter of 2012.

[2] Adjusted earnings per share from continuing operations is a non-GAAP financial measure; reconciliations of non-GAAP to GAAP measures are included at the end of this letter. Please note that no reconciliation for adjusted earnings per share from continuing operations for the first quarter of fiscal 2012 is provided because no adjustments were made to GAAP earnings per share from continuing operations.

News Release

IGT’s adjusted earnings per share from continuing operations for the fiscal first quarter is $0.28, an increase of 65% over the prior year period. Including its $400 million accelerated stock buyback, the Company has repurchased over 35 million shares, or about 11% of total shares outstanding, over the preceding 12 months. Including share repurchases and dividends, IGT has returned a total of $546 million to shareholders over the past year.

Our strong financial results continue to:
•	Reinforce the strength of our leadership position in our core business;
•	Affirm our strategy of leveraging our best-in-class content across the most dynamic portfolio of gaming platforms in the industry; and
•	Reflect the financial strength of the company.

The Company’s fiscal 2013 first quarter financial results are strong, and we remain on track to deliver our FOURTH consecutive year of double digit growth in adjusted EPS from continuing operations. The Board believes the trend in improving earnings underscores that IGT’s strategy has taken hold and is delivering results.

IGT Identified the Opportunity, Became a “First Mover” and is Benefiting from Online Gaming

In addition to implementing a successful and sophisticated strategy that is delivering strong and improving financial performance, IGT has been ahead of the industry in defining new, innovative opportunities for growth. IGT identified Double Down Interactive LLC as the right entry point to leverage our best-in-class gaming content and provide IGT with instant size and scale in the rapidly growing arena of casino-style social gaming. Double Down also helped to broaden IGT’s popular gaming titles beyond the physical casino to Facebook, the world’s largest social network with over 800 million global users.

IGT’s investment in Double Down’s casino-style social gaming is delivering meaningful financial contributions and significant revenue growth:
•	Generated total revenues of $128 million since acquisition, a compound quarterly growth rate of over 24% between the 2012 fiscal second quarter and the 2013 fiscal first quarter;
•	Generated total revenues of $41.3 million in the 2013 fiscal first quarter, an increase of $5.5 million sequentially over the prior quarter;
•	Increased bookings per daily active users, a measure of revenue, by almost 30%, from $0.24 in the 2012 fiscal second quarter to $0.31 in the 2013 fiscal first quarter;
•	Grew revenues over 15% sequentially from the 2012 fiscal fourth quarter to the 2013 fiscal first quarter;
•	Double Down is the #3 top-grossing app on Facebook and the #6 top-grossing iPad app; and
•

IGT’s strategy has also been validated by the entrance of other supplier and operator companies seeking to gain a foothold in online casino style gaming, including Bally, Aristocrat, Konami, WMS, Zynga, Caesars, and MGM.

We remain focused on significantly growing Double Down by leveraging our content and systems to benefit from changing industry dynamics, new gaming trends and an expanded competitive set. We are confident that our investment will be GAAP accretive in 2014.

News Release

The Board Urges Shareholders NOT to Sacrifice a More Valuable Tomorrow for Yesterday’s Outmoded Business Model

IGT’s Board recommends that you reject the Ader Investment Management LP nominees by declining to vote for them online, by telephone or by mail, and by discarding any gold proxy card you receive. As you may know, Ader Investment Management – in collaboration with former IGT Chairman and CEO Charles N. Mathewson – is seeking to replace three IGT directors with three candidates it has nominated to stand for election to the IGT Board of Directors.

We believe that Ader Investment Management is advocating an outmoded business model that would return the Company’s strategic focus to where it was ten years ago. The Board believes this is not the best approach in the current marketplace.

IGT’s Board Is Acting in the Best Interests of Shareholders; Protect Your Investment by Maintaining IGT’s Strong Strategic Direction

Every member of the IGT Board has the experience and expertise necessary to navigate IGT through the evolving gaming industry, position the Company for significant future growth and propel it into the future by continuing to lead the industry.

The Board has implemented an innovative, forward-looking strategy designed to not only enhance and elevate the core gaming business but also address the realities of today’s marketplace. Importantly, IGT is committed to maintaining an appropriate balance in its deployment of capital among investing in its core business, pursuing new growth opportunities and returning capital to shareholders.

The IGT Board is acting in the best interests of shareholders and is focused on executing its strategy, which we firmly believe will protect and grow your investment in IGT. Accordingly, the IGT Board recommends that you vote FOR all of IGT’s directors on the WHITE proxy card TODAY.

On behalf of the International Game Technology Board of Directors:

Philip G. Satre, Chairman of the Board
Patti S. Hart, Chief Executive Officer

News Release

If you have questions or need assistance voting your shares please contact:

105 Madison Avenue
New York, New York 10016
proxy@mackenziepartners.com
Call Collect: (212) 929-5500
or
Toll-Free (800) 322-2885

IGT Resources:

• Like us on Facebook
• Like DoubleDown Casino on Facebook
• Follow us on Twitter
• View IGT’s YouTube Channel
• Play DoubleDown Casino games
• Check out our other Games and Gaming Systems

About IGT

International Game Technology (NYSE: IGT) is a global leader in casino gaming entertainment and continues to transform the industry by translating casino player experiences to social, mobile and interactive environments for regulated markets around the world. IGT’s recent acquisition of DoubleDown Interactive provides engaging casino style entertainment to more than 5 million players monthly. More information about IGT is available at www.IGT.com or connect with IGT at @IGTNews or facebook.com/IGT. Anyone can play at the DoubleDown Casino by visiting http://apps.facebook.com/doubledowncasino or doubledowncasino.com.

Forward Looking Statements

This document contains forward-looking statements that involve risks and uncertainties. These statements include our expected future financial and operational performance and our strategic and operational plans. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the results predicted, and reported results should not be considered an indication of future performance. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: general economic conditions and changes in economic conditions affecting the gaming industry; new or changing laws or regulations or new interpretations of existing laws or regulations affecting our business; difficulties or delays in obtaining or maintaining necessary licenses or approvals; slow growth in the number of new gaming jurisdictions or new casinos or the rate of replacement of existing gaming machines; changes in operator or player preferences for our products; our ability to compete in the gaming industry with new or existing competitors; our ability to develop and introduce new products and their acceptance by our customers; risks related to our international operations; our ability to protect our intellectual property; adverse results of litigation, including intellectual property infringement claims; risks related to business combinations, investments in intellectual property and the integration of acquisitions; and future developments or changes affecting online gaming or social casino-style gaming, which is a new and evolving industry. A further list and description of these and other risks, uncertainties and other matters can be found in our annual report and other reports filed with the Securities and Exchange Commission, including under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for fiscal 2012 filed with the SEC on November 28, 2012 and available on the SEC website at www.sec.gov and on the investor relations section of our website at www.IGT.com. All information provided in this letter is as of the date hereof, and IGT does not intend, and undertakes no duty, to update this information to reflect subsequent events or circumstances.

News Release

Important Additional Information

International Game Technology (“IGT”), its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from IGT stockholders in connection with the matters to be considered at IGT’s 2013 annual meeting of stockholders. IGT has filed its definitive proxy statement (as it may be amended, the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from IGT stockholders. IGT STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of IGT’s directors and executive officers in IGT stock, restricted stock units and stock options is included in their SEC filings on Forms 3, 4 and 5, which can be found at IGT’s website (www.igt.com) in the section “Investor Relations.” More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement and other materials to be filed with the SEC in connection with IGT’s 2013 annual meeting of stockholders. Stockholders can obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by IGT with the SEC for no charge at the SEC’s website at www.sec.gov. Copies are also available at no charge at IGT’s website at www.igt.com or by writing to IGT at 6355 South Buffalo Drive, Las Vegas, Nevada 89113, Attn: Corporate Secretary.

Presentation and Reconciliation of Non-GAAP Measures to GAAP (In millions, except EPS)

First Quarter Ended December 31, 2012

GAAP Diluted Earnings Per Share (“EPS”) from Continuing Operations	$0.24

Acquisition related charges: (a)

Contingent retention & earn-out	0.04

Amortization of intangibles	0.02

Royalty settlement	(0.02)

Total non-GAAP adjustments	0.04

Adjusted EPS from Continuing Operations	$0.28

(a) Primarily related to DoubleDown

Adjusted earnings per share from continuing operations is a non-GAAP financial measure. We believe that certain non-GAAP measures, when presented in conjunction with comparable GAAP (Generally Accepted Accounting Principles) measures, are useful because that information is an appropriate measure for evaluating our operating performance. Non-GAAP information is used to evaluate business performance and management’s effectiveness. These measures should be considered in addition to, not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Non-GAAP measures may not be calculated in the same manner by all companies and therefore may not be comparable.

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News Release

Contact

Matt Moyer, Vice President, Investor Relations of IGT, +1 866-296-4232

Andrew Siegel / Jed Repko, Joele Frank, Wilkinson Brimmer Katcher, +1 212-355-4449

Dan Burch / Larry Dennedy, MacKenzie Partners, Inc. +1 212-929-5500